EXHIBIT C

COMPARISON OF CERTAIN ATTRIBUTES OF IVY FUNDS
AND ADVISORS TRUST

Quorum for Board Meetings/Board Action by Written Consent

Both Ivy Funds and Advisors Trust require a majority of the Board members present at a duly called Board meeting where a quorum is present to approve matters at a Board meeting. For both Ivy Funds and Advisors Trust, a quorum for a Board meeting is a majority of the Board members.

Ivy Funds differs from Advisors Trust regarding actions by written consent. Maryland law requires a written consent to be approved unanimously by the Directors. Advisors Trust allows the Trustees to approve matters by written consent of at least a majority of the Trustees and at least 70% of the Disinterested Trustees.

Delegation of Powers

Ivy Funds differs from Advisors Trust on the delegation of powers. Under Maryland law, the Directors of Ivy Funds may not delegate certain duties. For example, the Directors of Ivy Funds cannot delegate the declaration of distributions or the setting of record dates for shareholder meetings. The Trustees of Advisors Trust can delegate such authority as they consider desirable to any officers of Advisors Trust and to any agent, independent contractor, manager, investment adviser, sub-advisers, custodian, administrator, underwriter or other service provider.

Removal of Trustees

Ivy Funds differs from Advisors Trust with respect to the removal of Board members. Ivy Funds does not allow a Director to be removed by other Directors. Advisors Trust allows a Trustee to be removed with cause at any time by a written instrument signed by at least two-thirds of the other Trustees. In addition, Advisors Trust’s voting requirement for shareholder removal of a Trustee is at least two-thirds of the outstanding shares. This is greater than the majority vote required for shareholders to remove a Director of Ivy Funds.

Shareholder Liability

Liability is limited for shareholders of Ivy Funds to the same extent as for shareholders of Advisors Trust. Under Maryland or Delaware law, shareholders have no personal liability for acts or obligations of Ivy Funds or Advisors Trust.

Shareholder Voting Rights

Ivy Funds and Advisors Trust differ in a number of areas with respect to shareholder voting rights. Ivy Funds would require a shareholder vote with respect to most amendments to the Articles of Incorporation and for reorganizations, mergers and consolidations. Advisors Trust does not require a shareholder vote to amend the Trust Instrument or for reorganizations, mergers and consolidations, except in limited circumstances. (Amendment of the Trust Instrument by the Board of Trustees requires approval by at least a majority of Trustees and at least 70% of the Disinterested Trustees present at a meeting at which a quorum is present.) However, for both Ivy Funds and Advisors Trust shareholder approval is required for a number of matters, such as electing Board members, approving investment management or sub-advisory agreements, approving plans of distribution adopted pursuant to Rule 12b-1 or changing a fundamental investment policy.

Shareholders of Ivy Funds are entitled to one vote per share owned. Voting by Advisors Trust shareholders is dollar-weighted. Shareholders of Advisors Trust are entitled to one vote for each dollar of net asset value of a Current Fund they own.

Shareholder Meetings

Annual Meetings

Neither Ivy Funds nor Advisors Trust is required to hold annual shareholder meetings.

Quorums

For Ivy Funds or a New Fund, as applicable, a quorum is one-third of the outstanding shares. For Advisors Trust or a Current Fund, as applicable, a quorum is one-third of the shares entitled to vote.

Adjournment

Under the By-laws of Advisors Trust, the chairman of the meeting presides over the meeting and has the power to call adjournments for any reason. Ivy Funds does not differ on the ability of the chairman of the meeting to call adjournments for any reason, except that in the absence of a quorum, the shareholders present at the meeting may call an adjournment of the meeting or, if no shareholders are present at the meeting that are entitled to vote, the secretary of the meeting may call an adjournment of the meeting.

Advance Notice

The notice provisions for a shareholder meeting differ for Ivy Funds and Advisors Trust. Ivy Funds require notice of a shareholder meeting not less than 10 days or more than 90 days before the date of the meeting. Advisors Trust requires notice of a shareholder meeting at least 10 days before the date of the meeting.

Record Date

Ivy Funds’ provisions regarding the record date for a shareholder meeting and for payment of dividends differ from those of Advisors Trust. Ivy Funds allows the Directors to fix a record date, in advance, not less than 10 days nor more than 90 days before the date of any shareholder meeting or the dividend payment date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting or entitled to dividends. Advisors Trust allows the Trustees to fix, in advance, a date up to 120 days before the date of any shareholder meeting as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting. No limitation is placed on the record date for the payment of dividends.

Redemption of Shares

The Directors of Ivy Funds can only require shareholders to redeem shares if the aggregate net asset value of such shares is $500 or less. Advisors Trust may require the redemption of Current Fund shares for any reason under terms set by the Trustees, including: the failure of a shareholder to supply a taxpayer identification number if required to do so, to maintain the minimum investment required, or to make payment when due for the purchase of shares; or if the share activity of the account is deemed by the Trustees to adversely affect the management of a Current Fund.

Liability of Trustees and Officers/Indemnification/Advancement of Expenses

The Directors and officers of Ivy Funds and the Trustees and officers of Advisors Trust are not personally liable to, or for an obligation of, the entity unless there are certain ‘bad acts’ (e.g., willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties) involved in their conduct.

The organizational documents or applicable state law of both Ivy Funds and Advisors Trust permit the Directors, Trustees, and officers to be indemnified against liability to the maximum extent permitted by applicable law, including state law and the Investment Company Act of 1940. However, Ivy Funds and Advisors Trust differ somewhat as to the procedures for the Board’s determination that indemnification is appropriate.

Ivy Funds and Advisors Trust differ somewhat as to the procedures for advancement of expenses due to differences in state law; however, each allows advancement of expenses to the maximum extent permitted by applicable law.

Liquidation

Shareholder approval is required for liquidation of Ivy Funds. In contrast, Advisors Trust does not need shareholder approval for liquidation of Advisors Trust or a Current Fund.

Rights of Inspection

Shareholders of Ivy Funds have a general right to inspect records, documents, accounts and books of Ivy Funds unlike shareholders of Advisors Trust who do not have a general right to inspect records, documents, accounts and books of Advisors Trust. The By-laws of Ivy Funds provide that shareholders are allowed to inspect the records, documents, accounts and books of Ivy Funds as provided by Maryland law, subject to reasonable regulations of the Board. Maryland law permits any shareholders of Ivy Funds to inspect the by-laws, shareholder meeting minutes, annual statement of affairs and voting trust agreements of the corporation upon request. Maryland law also confers additional rights of inspection on shareholders who own more than 5% of any class of outstanding shares of a corporation and allows them to inspect the books of account and stock ledger, a statement of affairs and shareholder lists. The By-laws of Advisors Trust provide that shareholders do not have the right to inspect any account, book or document of Advisors Trust except any account, book or document that is publicly available or as may be conferred by the Trustees.

Derivative Actions

In order to bring a derivative action, shareholders of Ivy Funds and shareholders of Advisors Trust must first make a demand upon the Board to bring a lawsuit on behalf of the entity and the demand must be refused. In each case, such shareholders of Ivy Funds or Advisors Trust must be shareholders at the time of commencing the action and at the time of the disputed transactions. However, Ivy Funds and Advisors Trust differ somewhat as to the procedures required by state law for a shareholder to bring a derivative action.

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The foregoing is only a summary of certain characteristics of the operations of Ivy Funds and Advisors Trust, their relevant governing documents and relevant business trust or corporate state law. The foregoing is not a complete description of the documents cited. Shareholders should refer to the provisions of such documents and state laws governing Ivy Funds and Advisors Trust for a more thorough description. Copies of these governing documents are available to shareholders without charge upon written request to Waddell & Reed, Inc., 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217.